Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

January 30, 2018
First Busey Announces 2017 Fourth Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Positive advances in the fourth quarter of 2017 from the comparable quarter of the prior year:

● End of year total assets of $7.9 billion
● Net income of $12.3 million ($0.25 per diluted common share)
● Adjusted net income[1] of $22.5 million ($0.46 per diluted common share)
● Net interest income of $63.0 million, an increase of 41.3%
● End of period portfolio loans at $5.520 billion, an increase of 42.3%
● End of period non-interest bearing deposits at $1.597 billion, an increase of 40.8%

Other significant highlights:

● Completed acquisition of Mid Illinois Bancorp on October 1, 2017
● Declared January 2018 dividend of $0.20, an increase of 11.1% from prior quarter

First Busey Corporation (the "Company") today reported fourth quarter 2017 net income of $12.3 million, or $0.25 per diluted common share compared to net income of $11.5 million, or $0.30 per diluted common share for the fourth quarter of 2016.  Adjusted net income1 for the fourth quarter of 2017 was $22.5 million, or $0.46 per diluted common share. Return on average assets based on adjusted net income1 was 1.17% and return on adjusted average tangible common equity based on adjusted net income1 was 14.35% for the fourth quarter of 2017.  Net income was impacted primarily by a one-time, non-cash charge of $8.1 million in the fourth quarter of 2017, or $0.16 per diluted common share for the quarter, due to the revaluation of the Company's net deferred tax position following the enactment of the Tax Cuts and Jobs Act (the "TCJA").

For the full year, the Company reported net income of $62.7 million, or $1.45 per diluted common share compared to net income of $49.7 million, or $1.40 per diluted common share for the year ended December 31, 2016.  Adjusted net income1 for 2017 was $75.7 million, or $1.75 per diluted common share.  Return on average assets based on adjusted net income1 was 1.20% for the year 2017.  In addition to the Company's organic growth, the 2017 results benefitted from the acquisition of First Community Financial Partners, Inc. ("First Community"), since the closing of the transaction on July 2, 2017 and Mid Illinois Bancorp, Inc. ("Mid Illinois") since the closing of the transaction on October 1, 2017.

The Company views certain non-operating items including, but not limited to, acquisition and restructuring charges as well as the tax adjustment related to the TCJA, as adjustments to net income.  Non-operating adjustments for the fourth quarter of 2017 include $3.0 million of pre-tax acquisition costs related to First Community and Mid Illinois; $0.5 million in pre-tax other restructuring costs, and $8.1 million related to the revaluation of the Company's net deferred tax position as a result of TCJA.  The reconciliation of non-GAAP measures (including adjusted net income, adjusted efficiency ratio, adjusted return on assets ("ROA"), tangible book value and tangible book value per share), which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

On October 1, 2017, the Company completed its acquisition of Mid Illinois headquartered in Peoria, Illinois.  Upon acquisition, the Company paid $40.5 million and issued 3,115,503 shares to Mid Illinois stockholders.  At the date of the acquisition, Mid Illinois' total assets were $657.5 million, including loans of $370.0 million and total deposits of $505.6 million. It is anticipated that South Side Trust & Savings Bank of Peoria ("South Side"), a wholly-owned bank subsidiary of Mid Illinois prior to the acquisition, will be merged with and into Busey Bank in the first quarter of 2018.

1 Adjusted net income, a non-GAAP financial measure, see non-GAAP financial Information below for reconciliation

Overview and Strategy:

Busey takes pride in the unique culture we are building and is honored to be recognized for several awards during 2017:

•	Best Places to Work in Illinois and Best Companies to Work For in Florida for 2017 by Best Companies Group and other partners
•	Best Banks to Work For by American Banker magazine
•	Association for Talent Development with the 2017 BEST Award
•	2017 Healthiest Employers Finalist in greater St. Louis, Missouri by the St. Louis Business Journal

Positive momentum from new partnerships with talented bankers in St. Louis, Peoria and the Chicagoland area bring an expanding pool of business opportunities to generate value and diversity across new markets.  Our priorities continue to focus around balance sheet strength, profitability and growth, in that order.  Commercial loans remain a driver of balance sheet growth, while credit costs remain low.  Favorable mix changes continue to occur across our deposit base as our relationship model builds ongoing efficiency into funding sources. Net income in the banking, remittance processing and wealth management segments expanded on a comparative basis to prior year.  With our strong capital position, an attractive core funding base, a sound credit foundation, and an active growth plan, we are poised for growth in 2018 and beyond.

As we reflect back on Busey's humble beginnings from January 13, 1868, we are honored to celebrate 150 years of trusted relationships across Illinois, Indiana, Missouri, Florida and beyond.  As we commemorate our storied history, acknowledge our accomplishments and continue our promise of fulfilling dreams, we thank you for allowing us the opportunity to serve you, your family and our community for generations.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2017	2017	2017	2016	2017	2016
EARNINGS & PER SHARE DATA
Net income	$12,293	$18,784	$16,479	$11,455	$62,726	$49,694
Revenue[2]	86,607	76,488	62,432	63,634	286,697	228,597
Diluted earnings per share	0.25	0.41	0.43	0.30	1.45	1.40
Cash dividends paid per share	0.18	0.18	0.18	0.17	0.72	0.68

Net income by operating segment
Banking	$16,158	$18,942	$15,855	$10,974	$65,704	$48,690
Remittance Processing	440	505	508	364	2,007	1,758
Wealth Management	1,469	1,237	1,675	1,486	6,229	4,388

AVERAGE BALANCES
Cash and cash equivalents	$256,626	$210,980	$258,521	$245,993	$224,648	$304,589
Investment securities	1,223,103	1,009,355	811,264	807,219	964,749	837,884
Loans held for sale	109,336	127,369	104,420	258,576	119,936	164,728
Portfolio loans	5,457,077	5,035,025	3,892,327	3,810,283	4,567,259	3,394,352
Interest-earning assets	6,932,750	6,282,725	4,990,573	5,046,765	5,784,408	4,630,768
Total assets	7,632,019	6,861,377	5,361,074	5,455,512	6,294,105	4,973,913

Non-interest bearing deposits	1,516,233	1,328,770	1,091,696	1,060,258	1,252,363	949,271
Interest-bearing deposits	4,434,492	4,081,753	3,258,334	3,290,710	3,760,473	3,037,537
Total deposits	5,950,725	5,410,523	4,350,030	4,350,968	5,012,836	3,986,808
Securities sold under agreements to repurchase	294,389	215,776	176,721	194,960	213,527	181,474
Interest-bearing liabilities	5,126,815	4,665,939	3,628,312	3,752,570	4,257,544	3,464,015
Total liabilities	6,699,840	6,039,162	4,756,186	4,862,532	5,554,280	4,455,661
Stockholders' common equity	932,179	822,215	604,888	592,980	739,825	518,252
Tangible stockholders' common equity[3]	622,952	576,844	485,244	471,188	540,406	425,560

PERFORMANCE RATIOS
Return on average assets[4]	0.64%	1.09%	1.23%	0.84%	1.00%	1.00%
Return on average common equity[4]	5.23%	9.06%	10.93%	7.69%	8.48%	9.59%
Return on average tangible common equity[3,4]	7.83%	12.92%	13.62%	9.67%	11.61%	11.68%
Net interest margin[4,5]	3.68%	3.60%	3.47%	3.63%	3.58%	3.42%
Efficiency ratio[6]	58.69%	58.92%	56.31%	66.32%	58.27%	61.80%
Non-interest revenue as a % of total revenues[2]	27.20%	26.86%	32.14%	29.86%	29.07%	32.34%

[1]Results are unaudited
[2]Revenues consist of net interest income plus non-interest income, net of security gains and losses
[3]Average tangible stockholders' common equity, a non-GAAP financial measure, is defined as average common equity less average goodwill and intangibles
[4]Annualized, see non-GAAP financial information below for reconciliation
5On a tax-equivalent basis, assuming a federal income tax rate of 35%
[6] Net of security gains and losses and intangible charges, see non-GAAP financial information below for reconciliation

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	December 31,	September 30,	June 30,	December 31,
	2017	2017	2017	2016
Assets
Cash and cash equivalents	$353,272	$214,381	$249,100	$166,706
Investment securities	1,321,610	990,222	854,983	807,631

Loans held for sale	94,848	139,696	168,415	256,319

Commercial loans	4,030,821	3,782,463	2,828,261	2,796,130
Retail real estate and retail other loans	1,488,679	1,303,401	1,092,203	1,082,770
Portfolio loans	5,519,500	5,085,864	3,920,464	3,878,900

Allowance for loan losses	(53,582)	(51,035)	(49,201)	(47,795)
Premises and equipment	116,913	100,642	79,498	77,861
Goodwill and other intangibles	308,073	247,562	118,887	121,276
Other assets	200,006	186,457	144,221	164,272
Total assets	$7,860,640	$6,913,789	$5,531,367	$5,425,170

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,597,421	$1,321,439	$1,105,041	$1,134,133
Interest-bearing checking, savings, and money market deposits	3,192,382	3,049,651	2,567,525	2,453,965
Time deposits	1,336,162	1,002,193	721,646	786,200
Total deposits	$6,125,965	$5,373,283	$4,394,212	$4,374,298

Securities sold under agreements to repurchase	304,566	219,071	178,597	189,157
Short-term borrowings	220,000	212,850	50,000	75,000
Long-term debt	154,119	154,115	178,373	80,000
Junior subordinated debt owed to unconsolidated trusts	71,008	70,973	70,938	70,868
Other liabilities	49,979	47,429	46,132	41,533
Total liabilities	$6,925,637	$6,077,721	$4,918,252	$4,830,856
Total stockholders' equity	$935,003	$836,068	$613,115	$594,314
Total liabilities & stockholders' equity	$7,860,640	$6,913,789	$5,531,367	$5,425,170

Share Data
Book value per common share	$19.21	$18.37	$16.03	$15.54
Tangible book value per common share[2]	$12.88	$12.93	$12.92	$12.37
Ending number of common shares outstanding	48,685	45,519	38,248	38,236

[1] Results are unaudited except for amounts reported as of December 31, 2016
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end, see non-GAAP financial information below for reconciliation

Condensed Consolidated Statements of Operations[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Interest and fees on loans held for sale and portfolio loans	$64,048	$43,483	$202,643	$147,816
Interest on investment securities	6,799	4,156	21,659	17,073
Total interest income	$70,847	$47,639	$224,302	$164,889

Interest on deposits	4,874	2,067	12,932	7,065
Interest on short-term borrowings	935	299	2,074	1,034
Interest on long-term debt	1,323	65	3,404	220
Interest on junior subordinated debt owed to unconsolidated trusts	669	573	2,526	1,910
Total interest expense	$7,801	$3,004	$20,936	$10,229

Net interest income	$63,046	$44,635	$203,366	$154,660
Provision for loan losses	2,809	1,500	5,303	5,550
Net interest income after provision for loan losses	$60,237	$43,135	$198,063	$149,110

Trust fees	6,577	5,190	23,665	20,302
Commissions and brokers' fees, net	1,133	744	3,372	2,839
Fees for customer services	7,183	6,179	25,841	23,253
Remittance processing	2,846	2,697	11,427	11,255
Mortgage revenue	2,710	2,861	11,140	11,952
Net security gains, net	-	2	1,143	1,232
Other	3,112	1,328	7,886	4,336
Total non-interest income	$23,561	$19,001	$84,474	$75,169

Salaries, wages and employee benefits	28,185	22,822	95,633	78,397
Net occupancy expense of premises	3,805	3,333	13,830	11,633
Furniture and equipment expense	1,966	2,027	7,089	6,591
Data processing	6,005	7,968	19,295	20,645
Amortization of intangible assets	1,570	1,281	5,245	4,438
Regulatory expense	732	585	2,535	2,859
Other	10,837	6,395	30,799	23,299
Total non-interest expense	$53,100	$44,411	$174,426	$147,862

Income before income taxes	$30,698	$17,725	$108,111	$76,417
Income taxes	18,405	6,270	45,385	26,723
Net income	$12,293	$11,455	$62,726	$49,694

Per Share Data
Basic earnings per common share	$0.25	$0.30	$1.47	$1.42
Diluted earnings per common share	$0.25	$0.30	$1.45	$1.40
Diluted average common shares outstanding	49,086	38,743	43,126	35,413

1 Results are unaudited except for amounts reported for the year ended December 31, 2016

Balance Sheet Growth:  During the fourth quarter of 2017, portfolio loans grew by $433.6 million to $5.520 billion, an increase of 8.5% from $5.086 billion as of September 30, 2017 and 42.3% from $3.879 billion as of December 31, 2016.  Average portfolio loans increased to $4.567 billion for the year 2017 compared to $3.394 billion for the year 2016.
The balance of loans held for sale decreased to $94.8 million on December 31, 2017, compared to $139.7 million on September 30, 2017 and $256.3 million on December 31, 2016, due to lower mortgage volumes and increased delivery efficiency.  During the fourth quarter of 2017, the Company closed on an agreement with MB Financial Bank to transfer approximately 165 residential mortgage lenders and their associated loan portfolios located in Kansas, Missouri, Nebraska, Iowa and Colorado, which the Company acquired in the Pulaski Financial Corp. acquisition.  The sale resulted in a net gain of $0.9 million, partially mitigating the lower mortgage volumes experienced during the transition. Mortgage lending continues to remain an important part of the Company's business. This transaction aligned the Company's mortgage origination resources to its current market footprint.

Average interest-earning assets for the three months ended December 31, 2017 increased to $6.933 billion, an increase of 10.4% as compared to $6.283 billion for the three months ended September 30, 2017 and an increase of 37.4% as compared to $5.047 billion for the three months ended December 31, 2016.  Average interest-earning assets for the year ended December 31, 2017 increased to $5.784 billion, compared to $4.631 billion in the same period of 2016, an increase of 24.9%.

Total deposits were $6.126 billion at December 31, 2017 an increase of 14.0% from $5.373 billion at September 30, 2017 and 40.0% from $4.374 billion at December 31, 2016.  The Company remains funded primarily through core deposits with solid liquidity and significant market share in core Illinois markets.

Net Interest Margin and Net Interest Income: Net interest income of $63.0 million in the fourth quarter of 2017 increased by 12.7% from $55.9 million in the third quarter of 2017 and increased by 41.2% from $44.6 million in the fourth quarter of 2016.  Net interest income for the year 2017 was $203.4 million, an increase of 31.5% as compared to $154.7 million for the year 2016.  Net purchase accounting accretion and amortization included in interest income and interest expense was $5.8 million for the fourth quarter of 2017, an increase from $3.1 million for the third quarter of 2017 and $3.3 million for the fourth quarter of 2016.

The net interest margin increased to 3.68% for the fourth quarter of 2017, compared to 3.60% for the third quarter of 2017 and 3.63% for the fourth quarter of 2016.  Net of purchase accounting accretion and amortization, the net interest margin for the fourth quarter of 2017 was 3.34%, a decrease from 3.40% for the third quarter of 2017 and 3.37% for the fourth quarter of 2016. The net interest margin for the year 2017 increased to 3.58%, as compared to 3.42% for 2016.  Net of purchase accounting accretion and amortization, the net interest margin for the year 2017 was 3.36%, an increase from 3.24% for the year 2016.

Asset Quality:  While much internal focus has been directed toward growth and managing the integration of recent acquisitions, the Company remains committed to credit quality.  As of December 31, 2017, non-performing loans decreased to $27.4 million, compared to $27.9 million as of September 30, 2017, and increased from $21.6 million as of December 31, 2016. Non-performing loans were 0.50% of total portfolio loans as of December 31, 2017, compared to 0.55% as of September 30, 2017 and 0.56% as of December 31, 2016.

The Company recorded net charge-offs of $0.3 million for the fourth quarter of 2017, an increase compared to net recoveries of $0.3 million for the third quarter of 2017, and a decrease from net charge-offs of $1.6 million for the fourth quarter of 2016.  The Company recorded net recoveries of $0.5 million for the year ended December 31, 2017, a favorable decrease from net charge-offs of $5.2 million for the year ended December 31, 2016.  Allowance for loan losses as a percentage of portfolio loans was 0.97% at December 31, 2017, a decrease from 1.00% at September 30, 2017 and 1.23% at December 31, 2016. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.  The Company recorded provision for loan losses of $2.8 million in the fourth quarter of 2017, an increase from $1.5 million in the third quarter of 2017 and fourth quarter of 2016. The Company recorded provision for loan losses of $5.3 million for 2017 and $5.6 million for 2016.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market specific economic conditions and specific measures may fluctuate from period to period.

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	December 31,	September 30,	June 30,	December 31,
	2017	2017	2017	2016

Portfolio loans	$5,519,500	$5,085,864	$3,920,464	$3,878,900
Non-performing loans
Non-accrual loans	24,624	27,430	18,935	21,423
Loans 90+ days past due	2,741	439	1,123	131
Non-performing loans, segregated by geography
Illinois/ Indiana	23,093	23,680	16,655	18,104
Missouri	2,964	2,682	2,614	2,730
Florida	1,308	1,507	789	720
Loans 30-89 days past due	12,897	11,556	6,953	4,090
Other non-performing assets	1,283	1,172	480	2,518
Non-performing assets to portfolio loans and non-performing assets	0.52%	0.57%	0.52%	0.62%
Allowance as a percentage of non-performing loans	195.80%	183.13%	245.29%	221.75%
Allowance for loan losses to portfolio loans	0.97%	1.00%	1.25%	1.23%
Net charge-offs (recoveries)	$262	$(340)	$(259)	$1,552
Provision for loan losses	2,809	1,494	500	1,500

[1] Results are unaudited except for amounts reported as of December 31, 2016

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 44.8% of the Company's non-interest income for the quarter ended December 31, 2017, providing a balance to revenue from traditional banking activities.  Two of the Company's acquisitions, Pulaski Financial Corp. and First Community had no legacy fee income in these businesses; therefore, the addition of these fee-based service offerings in these acquired bank markets is expected to provide attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees of $7.7 million for the fourth quarter of 2017 increased from $5.8 million for the third quarter of 2017 and $5.9 million for the fourth quarter of 2016. Trust fees and commissions and brokers' fees grew to $27.0 million for the year ended December 31, 2017, compared to $23.1 million for the same period of 2016.  Net income from the wealth management segment increased to $1.5 million for the fourth quarter of 2017, compared to $1.2 million for the third quarter of 2017 and was in line with the fourth quarter of 2016.  Net income from the wealth management segment was $6.2 million for the year ended December 31, 2017, a 42.0% increase as compared to $4.4 million for the same period of 2016.

Remittance processing revenue of $2.8 million for the fourth quarter of 2017 decreased slightly from $2.9 million for the third quarter of 2017 and increased slightly from $2.7 million in the fourth quarter of 2016.  For the year ended December 31, 2017, remittance processing revenue increased to $11.4 million, compared to $11.3 million for the same period of 2016.  Net income from the remittance processing segment was $0.4 million for the fourth quarter of 2017, a decrease from $0.5 million for the third quarter of 2017, but comparable to the fourth quarter of 2016.  Net income from the remittance processing segment grew to $2.0 million for the year ended December 31, 2017, compared to $1.8 million for the year ended December 31, 2016.

Mortgage revenue decreased to $2.7 million in the fourth quarter of 2017 from $3.5 million in the third quarter of 2017 and $2.9 million for the fourth quarter of 2016, due to lower mortgage volumes.  Mortgage revenue of $11.1 million decreased for the year ended December 31, 2017, compared to $12.0 million for the year ended December 31, 2016.

Operating Efficiency:  An active business outreach across the Company's footprint continues to support ongoing business expansion and effectively underlies the combination of the operations acquired from recent acquisitions with that of the Company.  The efficiency ratio, inclusive of acquisition and restructuring costs, of 58.3% for the year ended December 31, 2017 improved from 61.8% for the same period of 2016.  Operating costs have been influenced from prior year due to the Pulaski Financial Corp. acquisition in the second quarter of 2016, the First Community acquisition in the third quarter of 2017, and the Mid Illinois acquisition in the fourth quarter of 2017; however, operational efficiency has improved.  The adjusted efficiency ratio2 was 54.7% for the quarter ended December 31, 2017, 55.0% for the quarter ended September 30, 2017 and 55.6% for the year ended December 31, 2017. The Company remains consistently focused on expense discipline.

Specific areas of operating performance are detailed as follows:

• Salaries, wages and employee benefits increased to $28.2 million in the fourth quarter of 2017, compared to $25.5 million in the third quarter of 2017 and $22.8 million in the fourth quarter of 2016.  Salaries, wages and employee benefits increased to $95.6 million for the year ended December 31, 2017, compared to $78.4 million for the same period 2016.  The recent acquisitions added to the Company's headcount and the Company recorded total restructuring costs of $1.6 million in 2017.

• Data processing expense in the fourth quarter of 2017 increased to $6.0 million, compared to $5.8 million in the third quarter of 2017, but decreased as compared to $8.0 million in the fourth quarter of 2016.  For the year ended December 31, 2017, data processing expense decreased to $19.3 million compared to $20.6 million for the same period of 2016. Variances are largely related to payment of deconversion expenses related to acquisitions.

• Other operating expenses increased to $10.8 million in the fourth quarter of 2017, compared to $8.1 million in the third quarter of 2017 and $6.4 million in the fourth quarter of 2016 across multiple categories. Other operating expenses increased to $30.8 million for the year ended December 31, 2017 and $23.3 million of the same period of 2016.

2 Adjusted efficiency ratio, a non-GAAP financial measure, see non-GAAP financial Information below for reconciliation

Capital Strength:  The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on February 2, 2018 of $0.20 per common share to stockholders of record as of January 26, 2018.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of December 31, 2017, First Busey continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  The Company's tangible stockholders' common equity3 ("TCE") increased to $638.0 million at December 31, 2017, compared to $600.4 million at September 30, 2017 and $480.4 million at December 31, 2016. TCE represented 8.43% of tangible assets at December 31, 2017, compared to 8.99% at September 30, 2017 and 9.05% at December 31, 2016.4

3Tangible stockholders' common equity, see non-GAAP financial Information below for reconciliation
4Tangible assets, see non-GAAP financial Information below for reconciliation

Corporate Profile

As of December 31, 2017, First Busey Corporation (Nasdaq: BUSE) was a $7.9 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-seven banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $7.1 billion as of December 31, 2017.

South Side Trust & Savings Bank of Peoria, First Busey Corporation's wholly-owned bank subsidiary, is headquartered in Peoria, Illinois and has thirteen additional locations in the greater Peoria area and had total assets of $712.3 million as of December 31, 2017.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2017, Busey Wealth Management's assets under care were approximately $6.0 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Jennifer L. Simons, Chief Accounting Officer, 217-365-4309

Non-GAAP Financial Information

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These measures include adjusted net income, ROA, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, and tangible common equity to tangible assets. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company's performance and in making business decisions. Management also uses these measures for peer comparisons.
A reconciliation to what management believes to be the most direct compared GAAP financial measures – net income in the case of adjusted net income and adjusted ROA, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders' equity in the case of the tangible book value per share – appears below.  The Company believes each of the adjusted measures are useful for investors and management to understand the effects of certain non-interest items and provides additional perspective on the Company's performance over time as well as comparison to the Company's peers.
These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and ROA
(dollars in thousands)

	Three Months Ended	Three Months Ended	Year Ended
	December 31, 2017	September 30, 2017	December 31, 2017
Net income	$12,293	$18,784	$62,726
Acquisition expenses
Salaries, wages, and employee benefits	120	720	840
Data processing	1,268	1,262	2,616
Other (includes professional and legal)	1,569	1,031	3,617
Other restructuring costs
Salaries, wages, and employee benefits	496	-	711
Other	20	46	66
Related tax benefit	(1,330)	(1,195)	(3,012)
TJCA related adjustment	8,098	-	8,098
Adjusted net income	$22,534	$20,648	$75,662

Average assets	$7,632,019	$6,861,377	$6,294,105

Reported: ROA [1]	0.64%	1.09%	1.00%
Adjusted: ROA[1]	1.17%	1.19%	1.20%

1 Annualized measure

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Reported: Net interest income	$63,046	$55,941	$44,635	$203,366	$154,660
Tax-equivalency adjustment	1,192	989	1,396	3,656	3,493
Less: Purchase accounting amortization	5,848	3,124	3,248	12,458	8,123
Adjusted: Net interest income	$58,390	$53,806	$42,783	$194,564	$150,030

Average earning assets	$6,932,750	$6,282,725	$5,046,765	$5,784,408	$4,630,768

Reported: Net interest margin[1]	3.68%	3.60%	3.63%	3.58%	3.42%
Adjusted: Net Interest margin[1]	3.34%	3.40%	3.37%	3.36%	3.24%

1 Annualized measure
Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended	Three Months Ended	Year Ended
	December 31, 2017	September 30, 2017	December 31, 2017
Reported: Net Interest income	$63,046	$55,941	$203,366
Tax-equivalency adjustment	1,192	989	3,656
Tax equivalent interest income	$64,238	$56,930	$207,022

Reported: Noninterest income	23,561	20,837	84,474
Less: Security gains/losses	-	290	1,143
Adjusted: Noninterest income	$23,561	$20,547	$83,331

Reported: Noninterest expense	53,100	46,939	174,426
Less:
Amortization	1,570	1,286	5,245
Non-operating adjustments:
Salaries, wages, and employee benefits	616	720	1,551
Data processing	1,268	1,262	2,616
Other	1,589	1,077	3,683
Adjusted: Noninterest expense	$48,057	$42,594	$161,331

Reported: Efficiency ratio	58.69%	58.92%	58.27%
Adjusted: Efficiency ratio	54.74%	54.98%	55.56%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016

Total Assets	$7,860,640	$6,913,789	$5,425,170
Less:
Goodwill and other intangible assets	308,073	247,562	121,276
Tax effect of goodwill and other intangible assets	(11,039)	(11,846)	(7,392)
Tangible assets	$7,563,606	$6,678,073	$5,311,286

Total stockholders' equity	935,003	836,068	594,314
Less:
Goodwill and other intangible assets	308,073	247,562	121,276
Tax effect of goodwill and other intangible assets	(11,039)	(11,846)	(7,392)
Tangible stockholders' equity	$637,969	$600,352	$480,430

Tangible common equity to tangible assets[1]	8.43%	8.99%	9.05%
Tangible book value per share	$12.88	$12.93	$12.37

Average stockholders' common equity	$932,179	$822,215	$592,980
Less: Average goodwill and intangibles	309,227	245,371	121,792
Average tangible stockholders' common equity	$622,952	$576,844	$471,188

Reported: Return on average tangible common equity[2]	7.83%	12.92%	9.67%
Adjusted: Return on average tangible common equity[2,3]	14.35%	14.20%	NR4
Return on average common equity[2]	5.23%	9.06%	7.69%

[1] Tax-effected measure
[2] Annualized measure [3] Calculated using adjusted net income [4] Not reported

Special Note Concerning Forward-Looking Statements

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business; (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include, failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.